Exhibit 21.01

List of KDG’s Subsidiaries

Name	Seat	Share
Deutsche Kabel Services Verwaltungs GmbH i.L.	Unterföhring	100,00

Kabel Deutschland Breitband Services GmbH	Unterföhring	100,00

Kabel Deutschland NRW Beteiligungs GmbH i.L.	Unterföhring	100,00

Kabel Deutschland Vermögen Beteiligungs GmbH & Co. KG	Unterföhring	100,00

Kabel Deutschland Vermögen Beteiligungs Verwaltungs GmbH	Unterföhring	100,00

Kabel Deutschland Vermögen GmbH & Co. KG	Unterföhring	100,00

Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG	Unterföhring	100,00

Kabel Deutschland Vertrieb und Service Beteiligungs Verwaltungs GmbH	Unterföhring	100,00

Kabel Deutschland Vertrieb und Service GmbH & Co. KG	Unterföhring	100,00

Kabel Deutschland Verwaltungs GmbH	Unterföhring	100,00

Kabel Service Berlin GmbH	Berlin	24,00

Kabelfernsehen München Servicenter GmbH & Co. KG	München	30,222

KABELCOM Braunschweig Gesellschaft für Breitbandkabel-Kommunikation GmbH	Braunschweig	24,00

KABELCOM Wolfsburg Gesellschaft für Breitbandkabel-Kommunikation GmbH	Wolfsburg	24,00

Kabelfernsehen München Servicenter Gesellschaft mit beschränkter Haftung - Beteiligungsgesellschaft	München	24,00

PrimaCom Osnabrück Beteiligungs-GmbH	Osnabrück	24,00

RKS Niedersächsische Kabel-Service-Beteiligungsgesellschaft mbH	Hannover	43,80

RKS Niedersächsische Kabel-Servicegesellschaft mbH & Co. KG	Hannover	52,625

TKS Telepost Kabel-Service Kaiserslautern Beteiligungs GmbH	Kaiserslautern	100,00

TKS Telepost Kabel-Service Kaiserslautern GmbH & Co. KG	Kaiserslautern	100,00